EXHIBIT 10.1

Date

Name
Address

RE:    Awards of RSUs

Dear :

In connection with your employment with Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), the Company is pleased to offer you the opportunity to receive one or more grants of restricted share units (“RSUs”) pursuant to the terms and conditions set forth in this letter agreement (this “Agreement”). The purpose of the RSUs is to incentivize and reward you for your contributions to the long-term financial success and growth of the Company. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to those terms in the Investment Management Agreement between Kennedy Wilson Europe Real Estate Plc (“KWE”) and KW Investment Management Ltd (the “Manager”), as amended from time to time (the “Investment Management Agreement”). The Company will provide you with a copy of the Investment Management Agreement upon your request.

1.    Awards of RSUs. Subject to Section 8 below and subject to and conditioned upon your continued employment with the Company through the applicable Award Date, on each date on which KWE pays a Performance Fee to the Manager and/or Carried Interest Partner in the form of Ordinary Shares pursuant to the Investment Management Agreement (each, an “Award Date”), you shall automatically be granted by the Company an award of RSUs (each, an “Award”) covering __% (your “Award Percentage”) of the Ordinary Shares actually issued by KWE to the Manager and/or Carried Interest Partner pursuant to the Investment Management Agreement. One-third (⅓) of the RSUs subject to each Award will vest on each of the first three anniversaries of the Award Date, subject to and conditioned upon your continued employment with the Company through each applicable vesting date. Each Award will be subject in all respects to the terms and conditions set forth in an award agreement in a form prescribed by the Company, to be entered into between you and the Company (each, an “Award Agreement”), which will evidence the grant of the Award.

2.    Termination of Employment. Upon a termination of your employment with the Company for any reason, you will have no right to receive, and you will forfeit any and all rights and interest in, any further Awards. For purposes of this Agreement, the Company shall determine, in its sole discretion, all matters and questions relating to your employment and any termination thereof.

3.    Right to Receive Award Not Transferable. Unless otherwise determined by the Company, you may not assign, sell, pledge or transfer in any manner your right to receive any Award, and any attempted disposition thereof shall be null and void and of no effect.

4.    No Right to Continued Service; No Third Party Rights. Nothing in this Agreement shall confer upon you any right to continue as a service provider of the Company or any affiliate thereof, or shall interfere with or restrict in any way the rights of the Company or any affiliate, which are hereby expressly reserved, to terminate your service at any time for any reason whatsoever, with or without cause. You shall not be a third party beneficiary to the Investment Management Agreement by virtue of this Agreement, the grant of any Award or otherwise.

9701 Wilshire Boulevard Suite 700 Beverly Hills, CA 90212 tel: 310-887-6400 fax: 310-887-3410 www.kennedywilson.com

5.     No Shareholder Rights. This Agreement does not represent actual Ordinary Shares or other equity interests in the Company, KWE or any other entity or a security interest in any of the assets held by any such entity, and you shall have no rights as an equityholder of any such entity by virtue of this Agreement or any Award. You will not be or have any rights or privileges of a shareholder of KWE unless and until the Ordinary Shares underlying any Award that is granted to you under Section 1 above have been issued to you and you become the record holder of such Ordinary Shares.

7.    Confidentiality. You hereby agree to keep this Agreement and its terms completely confidential, and not to disclose any information concerning this Agreement or its terms to anyone other than your immediate family, legal counsel, or financial advisors, and then only on a need-to-know basis, and, in each case, who will be informed of and bound by this confidentiality clause. You further acknowledge and agree that notwithstanding anything contained herein, your right to receive any amounts payable under this Agreement is subject to and conditioned upon your and your immediate family’s, legal counsel’s and financial advisors’, as applicable, compliance with your and their confidentiality obligations under this Section 6.

8.    Entire Agreement; Amendment. This Agreement, together with the applicable Award Agreement(s), contains the entire agreement and understanding between the parties with respect to the subject matter contained herein, and supersedes all prior agreements or understandings, whether written or oral, between the parties relating to such subject matter. This Agreement, and your right to receive future Awards, may be amended or terminated at any time by the Company in its sole and absolute discretion without your consent or approval. Without limiting the generality of the foregoing, the Company may in its sole and absolute discretion, reduce or otherwise modify your Award Percentage (including a reduction to 0%) at any time. You hereby acknowledge and agree that nothing contained in this Agreement confers on you any right to any future Award, and that whether the Company grants you an Award and the amount of any such Award will be determined by the Company in its sole and absolute discretion.

9.    Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without reference to any choice of law provisions thereof that would result in the application of any law other than the laws of the State of Delaware.

The terms and conditions of this Agreement shall be effective upon receipt by the Company of your signature in the space provided below. Please confirm your acknowledgement and acceptance of terms and conditions set forth in this Agreement by signing in the space indicated below and returning this Agreement to ______________. Your signature below constitutes your acknowledgment that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understand all provisions of this Agreement and agree to accept as final, binding and conclusive all determinations, decisions and interpretations of the Company regarding any Award and this Agreement.

If you have any questions about any of the foregoing, please contact ______________ at (___) ___-____.

Sincerely,

KENNEDY-WILSON, INC.

By: __________________________
Name:
Title:

ACCEPTED, ACKNOWLEDGED
AND AGREED:

_________________________        _________________________
Name                    Date